Exhibit 2.1


                            STOCK PURCHASE AGREEMENT




                                  by and among



                                   Zones, Inc.



                                  as Purchaser,


                            Corporate PC Source, Inc.


                                       and


   Christina Corley, Robert Frauenheim, Robert Frauenheim, individually and as
             Trustee of the Robert Frauenheim Declaration of Trust
                 Dated September 17, 1997, and Daniel Frauenheim


                                   as Sellers,


                                       and

                   Christina Corley, as Seller Representative

                                   Dated as of



                                 March 31, 2003





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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of March 31, 2003, is entered into by and among Zones, Inc., a Washington corporation (the "Purchaser"), Corporate PC Source, Inc., an Illinois corporation (the "Company"), Christina Corley, Robert Frauenheim, individually and as Trustee of the Robert Frauenheim Declaration of Trust Dated September 17, 1997, and Daniel Frauenheim, individuals (the "Sellers" and, each, a "Seller"), and Christina Corley, as the Seller Representative. Certain capitalized terms used in this Agreement have the meanings assigned to them in Section 10.1 hereof.

     WHEREAS, the Sellers own beneficially and of record all of the issued and outstanding equity securities of the Company, consisting of 400,000 shares (the "Shares") of common stock (the "Company Stock"); and

     WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, all of the outstanding equity securities of the Company at the Closing, which will consist of the Shares owned by the Sellers, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Sellers (other than Ms. Corley) are entering into a non-competition agreement, substantially in the form attached hereto as Exhibit A (the "Non-Compete Agreement"), and Ms. Corley is entering into an employment agreement, substantially in the form attached hereto as Exhibit B (the "Employment Agreement"), each of which will become effective as of the Closing Date.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

     Section 1.1 Sale and Transfer of the Shares. Subject to the terms and conditions of this Agreement, at the Closing the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser all of the Shares, free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act and state securities laws.

     Section 1.2 The Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, the Purchaser shall pay to the Sellers: (a) the base aggregate purchase price of $7,381,000 (the "Base Purchase Price"), which will include (i) $4,881,000 to be paid in cash (the "Base Cash Purchase Price") at the Closing, and (ii) $2,500,000 to be paid in the form of the promissory notes delivered at the Closing pursuant to Section 2.3 (the "Base Promissory Note Consideration"); and (b) the Contingent Payments determined from time to time pursuant to Section 1.4 below. The Base Cash Purchase Price and Base Promissory Note Consideration to be paid by Purchaser to each Seller at the Closing shall be the amount allocated to each of them as shown on attached
Exhibit 1.2 (the "Allocation Schedule"). The Base Purchase Price shall be subject to the indemnification provisions set forth in Article VIII hereof. The Base Promissory Note Consideration is subject to reduction for failure of the Company to meet certain EBITDA thresholds, as described in such notes.


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    Section 1.3 Post-Closing Adjustment.

     (a) As promptly as reasonably practicable after the Closing (but in no event later than ninety (90) days following the Closing Date), the Purchaser shall cause to be prepared and delivered to the Seller Representative the balance sheet of the Company as of the close of business on the Closing Date, prepared in accordance with GAAP applied consistently with the Company's prior practices (the "Closing Balance Sheet"), and a calculation of the Shareholders' Equity of the Business on the Closing Date and the Adjustment Amount, if any (the "Adjustment Amount Calculation"), specifying in reasonable detail such calculations.

          (i) Within thirty (30) calendar days after delivery to the Seller Representative of the Closing Balance Sheet and the Adjustment Amount Calculation, the Seller Representative shall have the right to furnish to the Purchaser a statement (the "Objection Notice") setting forth in reasonable detail any objections she may have to the Adjustment Amount Calculation. If no Objection Notice is received by the Purchaser within such 30 calendar day period or if the Seller Representative notifies the Purchaser in writing that she accepts the Adjustment Amount Calculation within such period, then the Adjustment Amount Calculation shall be deemed to have been accepted by the Seller Representative, and the Sellers and shall become final and binding upon the parties hereto.

          (ii) If within fifteen (15) calendar days after the delivery of the Objection Notice, the Purchaser and the Seller Representative are unable to agree to an Adjustment Amount and Adjustment Amount Calculation, the Company shall engage the Seattle office of Moss Adams, LLP, and if Moss Adams, LLP is unable or unwilling to serve, the Seattle office of Ernst & Young, and, if Ernst & Young is unable or unwilling to serve, another nationally recognized accounting firm mutually agreed upon by the Purchaser and the Seller Representative (the "Appraiser") to resolve any disputes regarding the Adjustment Amount or the Adjustment Amount Calculation. The Purchaser and the Seller Representative will direct the Appraiser to render a determination within thirty (30) days of its retention, and the Purchaser and the Seller Representative, the Sellers, and their respective agents will reasonably cooperate with the Appraiser during its engagement. The Appraiser will consider only those issues related to the Adjustment Amount or Adjustment Amount Calculation that the Purchaser and the Seller Representative have been unable to resolve. The determination of the Appraiser will be conclusive, final and binding upon the parties hereto and any amounts owing as a result thereof shall be paid in accordance with subparagraph (b) below. The Sellers, on the one hand, and the Purchaser, on the other hand, shall each pay one half of the fees and expenses of the Appraiser. The Sellers shall be jointly and severally liable for paying their portion of such expenses, and if they fail to pay any such expenses and Purchaser as a consequence pays such expenses, Purchaser shall be entitled to recover such expenses either (A) directly from the Sellers, or
     (B) by set-off against any Contingent Payment that may become due in accordance with Section 1.4, or (C) by set-off against any payments that may become due under any Promissory Note, or (D) any combination of (A),
     (B), and (C).


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

     (b) If the Adjustment Amount is a positive number, the Purchaser shall pay to the Sellers, within five (5) days of the Purchaser receiving notice of the final determination of the Adjustment Amount, in accordance with subparagraph
(a) above, the Adjustment Amount in accordance with the Contingent Payment Sharing Ratios set forth on the Allocation Schedule. If the Adjustment Amount is a negative number, the Sellers shall pay to the Purchaser, within five (5) days of the Sellers receiving notice of the final determination of the Adjustment Amount, in accordance with subparagraph (a) above, the Adjustment Amount. The Sellers shall be jointly and severally liable for making any such required payment to the Purchaser, and if they fail to make such payment Purchaser shall be entitled to recover such payment either (A) directly from the Sellers, or (B) by set-off against any Contingent Payment that may become due in accordance with
Section 1.4, or (C) by set-off against any payments that may become due under any Promissory Note, or (D) any combination of (A), (B), and (C).

     Section 1.4 Contingent Payments.

     (a) General. As additional consideration for the Shares, but subject to the rights of Purchaser to reduce by offset such Contingent Payments pursuant to
Article IX hereof, the Purchaser shall make contingent payments, on the terms provided in clauses (b) through (d) of this Section 1.4 and at the times set forth in Section 1.5 (each, a "Contingent Payment"), to the Sellers in accordance with the provisions of this Section 1.4 and Sections 1.5 and 2.3(b) hereof.

     (b) First Contingent Payment. If the EBITDA set forth in the Earn Out Report that Purchaser delivers to the Seller Representative pursuant to Section 1.5(a) (or if a Dispute Notice is given, the Final Disputed Amount) with respect to Earn Out Period One (the "Period One EBITDA") equals or exceeds the Threshold EBITDA for Earn Out Period One, then the Purchaser shall make a Contingent Payment in an amount determined as follows:

          (i) If the Period One EBITDA is equal to or less than Target EBITDA for Earn Out Period One, an amount equal to the product of (A) the Period One EBITDA and (B) the Total Earnout Percentage multiplier set forth on attached Exhibit 1.4 that corresponds with Earn Out Period One;

          (ii) If the Period One EBITDA is greater than Target EBITDA for Earn Out Period One but less than 200% of Target EBITDA for Earn Out Period One, an amount equal to the product of (A) the Period One EBITDA and (B) the Total Earnout Percentage multiplier set forth on attached Exhibit 1.4 that corresponds with Earn Out Period One; and

          (iii) If the Period One EBITDA is equal to or greater than 200% of Target EBITDA for Earn Out Period One, an amount equal to the product of
     (A) the Period One EBITDA and (B) the Total Earnout Percentage multiplier set forth on attached Exhibit 1.4 that corresponds with Earn Out Period One;

provided, that if the Period One EBITDA is less than the Threshold EBITDA for Earn Out Period One, no Contingent Payment shall be owing with respect to Earn Out Period One;

     (c) Second Contingent Payment. If the EBITDA set forth in the Earn Out Report that Purchaser delivers to the Seller Representative pursuant to Section 1.5(a) (or if a Dispute Notice is given, the Final Disputed Amount) with respect to Earn Out Period Two (the "Period Two EBITDA") equals or exceeds the Threshold EBITDA for Earn Out Period Two, then Purchaser shall make a Contingent Payment in an amount determined as follows:

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

          (i) If the Period Two EBITDA is equal to or less than Target EBITDA for Earn Out Period Two, an amount equal to the product of (A) the Period Two EBITDA and (B) the Total Earnout Percentage multiplier set forth on attached Exhibit 1.4 that corresponds with Earn Out Period Two;

          (ii) If the Period Two EBITDA is greater than Target EBITDA for Earn Out Period Two, but less than 200% of Target EBITDA for Earn Out Period Two, an amount equal to the product of (A) the Period Two EBITDA and (B) the Total Earnout Percentage multiplier set froth on attached Exhibit 1.4 that corresponds with Earn Out Period Two; and

          (iii) If the Period Two EBITDA is equal to or greater than 200% of Target EBITDA for Earn Out Period Two, an amount equal to the product of
     (A) the Period Two EBITDA and (B) the Total Earnout Percentage multiplier set forth on attached Exhibit 1.4 that corresponds with Earn Out Period Two; provided, that if the Period Two EBITDA is less than the Threshold EBITDA for Earn Out Period Two, no Contingent Payment shall be owing with respect to Earn Out Period Two;

     (d) Third Contingent Payment. If the EBITDA set forth in the Earn Out Report that Purchaser delivers to the Seller Representative pursuant to Section 1.5(a) (or if a Dispute Notice is given, the Final Disputed Amount) with respect to Earn Out Period Three (the "Period Three EBITDA") equals or exceeds the Threshold EBITDA for Earn Out Period Three, then the Purchaser shall make a Contingent Payment in an amount determined as follows:

          (i) If the Period Three EBITDA is equal to or less than Target EBITDA for Earn Out Period Three, an amount equal to the product of (A) the Period Three EBITDA and (B) the Total Earnout Percentage multiplier set forth on attached Exhibit 1.4 that corresponds with Earn Out Period Three;

          (ii) If the Period Three EBITDA is greater than Target EBITDA for Earn Out Period Three but less than 200% of Target EBITDA for Earn Out Period Three, an amount equal to the product of (A) the Period Three EBITDA and
     (B) the Total Earnout Percentage multiplier set forth on attached Exhibit
     1.4 that corresponds with Earn Out Period Three; and

          (iii) If the Period Three EBITDA is equal to or greater than 200% of Target EBITDA for Earn Out Period Three, an amount equal to the product of
     (A) the Period Three EBITDA and (B) the Total Earnout Percentage multiplier set forth on attached Exhibit 1.4 that corresponds with Earn Out Period Three; provided, that if the Period One EBITDA is less than the Threshold EBITDA for Earn Out Period Three, no Contingent Payment shall be owing with respect to Earn Out Period Three.

     Section 1.5 Timing of Payment of Contingent Payments; Procedure.

     (a) No later than fifteen (15) days following the end of each Earn Out Period, the Purchaser shall deliver to the Seller Representative a statement of EBITDA for such Earn Out Period, which will set forth in reasonable detail the calculation of such EBITDA and the Contingent Payment, if any, with respect to such Earn Out Period (the "Earn Out Report").


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    (b) The Purchaser shall make such Contingent Payment no later than ten (10) days following the delivery of such Earn Out Report;
provided, that if the Seller Representative delivers notice of an intent to examine the Company's books and records pursuant to Section 1.5(c) hereof, such Contingent Payment shall not be made until (i) ten
(10) days after the earlier of (A) the time period for delivering a Dispute Notice for such Earn Out Period has passed, or (B) the Seller Representative notifies the Purchaser in writing that she accepts the Earn Out Report and the calculation of the Contingent Payment and will not deliver a Dispute Notice with respect to the such Contingent Payment, or, (ii) if the Seller Representative delivers a Dispute Notice with respect to an Earn Out Period Contingent Payment, at the times and in the amounts determined pursuant to Section 1.5(d) below. In the event that the Seller Representative does not deliver a Dispute Notice within the time period for delivering a Dispute Notice, the amount of the Contingent Payment set forth on such Earn Out Report shall be final for all purposes of this Agreement, absent fraud by the Purchaser.

     (c) The Purchaser agrees to keep, in accordance with its usual and customary practice, full and accurate books of account and records of EBITDA and the Purchaser further grants Seller Representative, at the Sellers' expense, the right to examine such books and records, at the location of such records, for the sole purpose of reviewing the calculation of EBITDA with respect to the period that is the subject of an Earn Out Report, with prior written notice of at least two (2) days delivered to the Purchaser within ten (10) days after the delivery of such Earn Out Report, insofar as the books and records concern the Company's EBITDA, for the sole purpose of verifying the amount of EBITDA with respect to such Earn Out Report; provided, however, that any such examination shall be required to be completed prior to the twentieth (20th) day following the date on which the applicable Earn Out Report is delivered and no such examination shall be permitted with respect to any period other than the period referenced in the Earn Out Report. Purchaser shall keep all records connected with EBITDA and all Earn Out Reports until one year after the conclusion of the Earn Out Period.

     (d) If, within fifteen (15) days after completing an examination of the books of account and records of the Purchaser respecting EBITDA in accordance with clause (b) above and, in any event, no later than twenty (20) days after delivery of the applicable Earn Out Report, the Seller Representative delivers to the Purchaser written notice (a "Dispute Notice") of any disagreement with the amount of any Contingent Payment for any Earn Out Period that is the subject of examination, the Purchaser and the Seller Representative shall seek to reach an agreement on the amount of such Contingent Payment. If no agreement can be reached as to the amount of the Contingent Payment within fifteen (15) days after delivery of the Dispute Notice, the amount will be calculated in accordance with Section 1.4 by retaining the Appraiser; provided, that the engagement of the Appraiser shall be limited to reviewing the calculation of EBITDA, as recorded by the Purchaser, for the Earn Out Period that is the subject of the Earn Out Report. The Appraiser shall determine the disputed EBITDA amount within thirty (30) days after the date of such Appraiser's engagement (such determined amount, a "Final Disputed Amount"). The fees and expenses of the Appraiser shall be paid solely by the Sellers; provided, that if the Final Disputed Amount is more than three percent (3%) greater than the Contingent Payment set forth in the applicable Earn Out Report, the Purchaser shall pay the fees and expenses of the Appraiser. The Purchaser shall, within ten (10) days of such determination, pay the Final Disputed Amount (as a Contingent Payment) to the Sellers in accordance with the Contingent Payment Sharing Ratio on the Allocation Schedule and Section 2.3(b). The determination


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of any Final Disputed Amount made by the Appraiser in accordance with this
Agreement shall, in the absence of fraud, collusion, or any form of corruption, be conclusive, final, and binding on the parties. The Purchaser, the Seller Representative, and the Appraiser shall have no liability resulting from or related to the determination of any Final Disputed Amount, other than payment of any amounts required by this Section 1.5(d), and the parties release one another from all such liability.

     Section 1.6 Escrow for Earn Out Period One. Notwithstanding the foregoing, during Earn Out Period One, the Purchaser shall establish an escrow account with U.S. Bank (the "Escrow Agent"), in favor of the Sellers for the purpose of segregating a portion of the potential Contingent Payment for Earn Out Period One. Within twenty five (25) days after the end of each of the first three quarters of Earn Out Period One, the Purchaser shall place the amount calculated as follows into such escrow account: 18.75% of the amount of the Contingent Payment that would be due on estimated annualized EBITDA, if, and only if, such annualized amount exceeds the Threshold EBITDA for Earn Out Period One, based upon the quarterly results achieved year to date, as determined by Purchaser in good faith. The Purchaser shall not be required to pay any other amounts into such escrow. In no event will the Sellers be entitled to any Contingent Payment for Earn Out Period One if the Threshold EBITDA for such period is not achieved, regardless of any amount deposited in such escrow, and in such event such escrowed amounts shall be immediately released to the Purchaser. The Escrow Agent shall release the funds held in escrow in accordance with the provisions of Sections 1.4, 1.5 and 2.3(b) hereof.

                                   ARTICLE II

                                  THE CLOSING

     Section 2.1 The Closing. The sale and transfer of the Shares by the Sellers to the Purchaser shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington, at 8:00 a.m., Seattle, Washington time, on March 31, 2003, following the satisfaction and/or waiver of all conditions to closing set forth in Article VI, unless another date or place is agreed in writing by the Purchaser and the Sellers.

     Section 2.2 Deliveries by the Sellers. At the Closing, the Sellers shall deliver to the Purchaser:

     (a) Certificates representing all of the Shares, each such certificate to be duly and validly endorsed in favor of the Purchaser or accompanied by a power of attorney duly and validly executed by the Sellers and otherwise sufficient to vest in the Purchaser good and valid title to such Shares free and clear of all Encumbrances;

     (b) The opinion of counsel referred to in Section 7.2(e) hereof;

     (c) The compliance certificates referred to in Section 7.2(e) hereof;

     (d) A Closing Statement comprising: (i) a list of all accounts receivable for the Company, dated March 28, 2003; (ii) a list of all accounts payable for the Company, dated March 28, 2003; (iii) a list of all cash and all other distributions made by the Company during March 2003; (iv) a list of all inventory held by the Company, dated March 28, 2003; (v) an Open Order Report and Open Purchase Order (whether issued by the Company or a customer of the Company) as of March 29, 2003 (which identifies all open purchase orders in excess of $100,000); and (vi) a certificate signed by each of the Sellers stating the good faith estimate of Shareholders' Equity of the Business (the "Closing Statement");


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     (e) The Spousal Consent in the form of attached Exhibit 2.2(e) from the spouses of each Seller;

     (f) A certification of non-foreign status for the Sellers in the form and manner which complies with the requirements of section 1445 of the Code and the regulations promulgated thereunder;

     (g) All other previously undelivered documents required to be delivered by this Agreement at or prior to the Closing in connection with the Transactions.

     (h) The Bonus Agreement, substantially in the form attached hereto as
Exhibit 2.2(i) executed by Greg Malik, Jack Mellor and Dominic Camden (the "Bonus Agreement"); and

     Section 2.3 Deliveries by the Purchaser.

     (a) At the Closing, the Purchaser shall deliver to each Seller:

          (i) A wire transfer of immediately available funds to the accounts, designated by such Seller, in an aggregate amount equal to such Seller's portion of the Base Cash Purchase Price, as calculated pursuant to the Allocation Schedule;

          (ii) A promissory note, in the form attached hereto as Exhibit 2.3(a)(ii) (a "Non-Convertible Promissory Note"), representing such Seller's portion of the Base Promissory Note Consideration, as calculated pursuant to the Allocation Schedule, which note shall be subject to the indemnification provisions set forth in Article IX hereof;

          (iii) A convertible promissory note, in the form attached hereto as
     Exhibit 2.3(a)(iii) (a "Convertible Promissory Note" and, together with the Non-Convertible Promissory Note, the "Promissory Notes") representing such Seller's portion of the Base Promissory Note Consideration, as calculated pursuant to the Allocation Schedule, which note shall be subject to the indemnification provisions set forth in Article IX hereof;

          (iv) The compliance certificate referred to in Section 7.3(c); and

          (v) Such other documents as are required by this Agreement and the other Documents to be delivered by the Purchaser to the Sellers at or prior to the Closing in connection with the Transactions.

     (b) Subject to Sections 1.4, 1.5 and 1.6 and Article IX, on each Contingent Payment Date, the Purchaser shall deliver to each Seller by wire transfer of immediately available funds to a bank account or bank accounts, designated by such Seller not less than two (2) days that is prior to each Contingent Payment Date, an amount equal to such Seller's portion of the aggregate Contingent Payment due, if any, as shown on the Allocation Schedule, less any amounts setoff against such Seller's Contingent Payment.


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                                   ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF THE SELLERS

     Each Seller represents with respect to himself or herself only (and not with respect to any other Seller) as follows:

     Section 3.1 Share Ownership; Good Title Conveyed. The Seller is the record and beneficial owner of all of the Shares listed opposite such Seller's name on the Allocation Schedule (the "Seller's Shares"). The Seller's Shares and the certificates representing such Shares are now, and at all times through the Closing shall be, held by the Seller, or by nominees or custodians for the sole and exclusive benefit of the Seller, free and clear of all Encumbrances, except for Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or state securities laws. The Seller does not own any securities, equity, debt, convertible or otherwise, issued by the Company other than the Seller's Shares, and does not have any right to acquire or possess any securities, equity, debt, convertible or otherwise, issued by the Company other than the Seller's Shares. Any powers of attorney, endorsements, assignments and other instruments to be executed and delivered to the Purchaser at the Closing will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, and will effectively vest in the Purchaser good and valid title to all the Seller's Shares to be transferred to the Purchaser pursuant to and as contemplated by this Agreement free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act and state securities laws. The Seller's spouse, if the Seller has a spouse, has no interest, of record or beneficially, in the Seller's Shares. The Seller is the sole owner of the Seller's Shares and does not share legal or beneficial ownership with any other parties. The Seller's spouse, if the Seller has a spouse, will execute the Spousal Consent attached hereto as Exhibit 2.2(e).

     Section 3.2 Legal Power. The Seller is competent and has all requisite power and authority to execute, deliver and perform this Agreement and the other Documents to which he or she is a party and to consummate the Transactions.

     Section 3.3 Enforceability. Each of this Agreement and the other Documents to which the Seller is a party has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     Section 3.4 No Approvals or Notices Required; No Conflicts. The execution, delivery and performance of this Agreement and the other Documents by the Seller, and the consummation of the Transactions, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Seller, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which the Seller is a party or by which it is bound or to which any assets of the Seller are subject, or (d) result in the creation of any lien or encumbrance upon the assets of the Seller, or upon any of Seller's Shares or other securities of the Company.


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

     Section 3.5 Claims Against the Company. The Seller does not have any past, present or contemplated claims against the Company or its officers or directors, and the Company owes no amount to the Seller, including distributions on allocations of income.

     Section 3.6 Securities Law Representations and Warranties. The Seller acknowledges that none of the Promissory Notes to be issued on the Closing Date, or the shares of Purchaser Stock issuable upon conversion of the Convertible Promissory Notes (collectively the "Securities") is being registered under the Securities Act, or applicable state securities laws, but is being offered and sold pursuant to exemptions from such laws, and that the Purchaser's reliance upon such exemptions is predicated in part on the Seller's representations contained herein. The Seller acknowledges that the Purchaser is relying in part upon the Seller's representations and warranties contained herein for the purpose of qualifying the offer and sale of the Securities for applicable exemptions from registration or qualification pursuant to federal or state securities laws, rules and regulations.

     Section 3.7 Purchase Entirely for Own Account. The Securities will be acquired for investment for the Seller's own account, not as a nominee or agent, and not with a view to distributing all or any part thereof; the Seller has no present intention of selling, granting any participation in or otherwise distributing any of the Securities in a manner contrary to the Securities Act or any applicable state securities law, and the Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person with respect to any of the Securities.

     Section 3.8 Due Diligence. The Seller has been solely responsible for its own due diligence investigation of the Purchaser and its business, and its analysis of the merits and risks of the investment made in the Securities through the Agreement, and is not relying on anyone else's analysis or investigation of the Purchaser, its business or the merits and risks of the Securities other than professional advisors employed specifically by the Seller to assist the Seller. The Seller is not relying on any representations made by or on behalf of Purchaser except those contained in Article V.

     Section 3.9 Access to Information. The Seller believes he or she has been given sufficient information regarding the Purchaser to enable Seller to make an informed decision regarding the Transactions. The Purchaser has made available to the Seller true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2002.

     Section 3.10 Sophistication. The Seller, either alone or with the assistance of its professional advisor, is a sophisticated investor, is able to fend for itself in the Transactions, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Securities. The Seller has been represented by an investment bank and experienced legal counsel with respect to the Transactions.

     Section 3.11 Accreditation. The Seller is familiar with the term "accredited investor" and its use in connection with private placements of securities under applicable federal and state laws. Accordingly, the Seller represents and warrants that it is an accredited investor as such term is defined in Rule 501(a) under the Securities Act and as defined pursuant to the provisions of state securities laws applicable to the undersigned providing for an exemption from registration or qualification of the offer and sale of the Securities.

     Section 3.12 Suitability. An investment in the Securities is suitable for the Seller based upon its investment objectives and financial needs, and the Seller has adequate net worth and means for providing for its current financial needs and contingencies and has no need for liquidity of an investment with respect to the Securities. The Seller's overall commitment to investments that are illiquid or not readily marketable is not disproportionate to its net worth, and investment in the Securities will not cause such overall commitment to become excessive.

     Section 3.13 Professional Advice. The Seller has obtained, to the extent it deems necessary, its own professional advice with respect to the risks inherent in the investment in the Securities, the condition of the Purchaser and the suitability of the investment in the Securities in light of the Seller's financial condition and investment needs. The Seller has been represented by an investment bank and experienced legal counsel with respect to the Transactions.

     Section 3.14 Ability to Bear Risk. The Seller is in a financial position to acquire and hold the Securities and is able to bear the economic risk and withstand a complete loss of its investment in the Securities. THE SELLER RECOGNIZES THAT AN INVESTMENT IN THE SECURITIES IS AN INVESTMENT INVOLVING A HIGH DEGREE OF RISK.


                                   ARTICLE IV

                ADDITIONAL SELLER REPRESENTATIONS AND WARRANTIES

                              REGARDING THE COMPANY

     The Sellers, jointly and severally, represent and warrant to the Purchaser regarding the Company that all of the statements contained in this Article IV are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date, except as provided on the Disclosure Schedule. Each exception and each response set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement.

     Section 4.1 Organization; Qualification of the Company. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois; (ii) has full corporate power and authority to carry on its business as it is being and as it is proposed to be conducted and to own and use the properties and assets it now owns; (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the ownership and use of its property or the conduct of its business requires such qualification, except where the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) has all requisite power and authority to execute and deliver this Agreement and the other Documents to which the Company is a party and perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Documents to which the Company is a party. The Company has heretofore delivered to the Purchaser complete and correct copies of the Organizational Documents of the Company as presently in effect. Part 4.1 of the Disclosure Schedule sets forth each jurisdiction in which the Company is qualified to do business as a foreign corporation. The Company is not obligated to purchase, and does not own, directly or indirectly, any equity securities or securities convertible into or exchangeable or exercisable for equity securities of any Person or have any direct or indirect equity or ownership interest in any Person, is not a partner in any partnership, or a member in any limited liability company, or a joint venturer in any joint venture. The Company does not have any Subsidiaries. The costs of qualifying the Company to do business in any state in which it is required to be so qualified, including but not limited to, Colorado and Wisconsin, will be included as an pre-closing Liability in the Closing Balance Sheet.

     Section 4.2 Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

     (a) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (b) Neither the execution, delivery or performance of this Agreement or any other Document by the Sellers or the Company nor the consummation by the Sellers or the Company of any of the Transactions will, directly or indirectly (with or without notice of lapse of time or both):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the equity holders of the Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law to which the Sellers or the Company, or any of the assets owned or used by the Company, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Company or the Sellers is a party, which would individually or in the aggregate have a Material Adverse Effect on the Company; or

          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     Section 4.3 Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Company Stock. 400,000 shares of Company Stock are issued and outstanding. Except as set forth immediately above, (i) there are no equity securities of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued equity securities of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any equity securities of the Company or securities convertible into or exchangeable or exercisable for such equity securities, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and
(iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or other equity securities of the Company or any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and nonassessable. All outstanding securities of the Company have been issued in compliance with state and federal securities laws. There are no voting trusts or other agreements or understandings to which any Seller or the Company is a party with respect to the voting of the equity securities of the Company. The Allocation Schedule is true, correct and complete. The Shares being purchased by the Purchaser pursuant to this Agreement will, as of the Closing, constitute all of the outstanding securities, equity, debt, convertible or otherwise, of the Company.

     Section 4.4 Financial Statements.

     (a) Part 4.4(a) of the Disclosure Schedule sets forth complete and accurate copies of (i) the audited balance sheet of the Company as of December 31, 2002 (the "Balance Sheet," and the "Balance Sheet Date"), the audited balance sheet of the Company as of December 31, 2001 and the related statements of income, shareholders' equity and cash flows for the respective years then ended, and the audited statements of income, shareholders' equity and cash flows for the period ended December 31, 2000 (collectively, the "Company Balance Sheets"), (ii) the unaudited, internal balance sheet of the Company as of February 28, 2003, and
(iii) the unaudited, internal statement of income, shareholders' equity and cash flows for the two (2) months ended February 28, 2003. All of the financial statements referred to in this Section 4.4(a) are collectively referred to herein as the "Financial Statements."

     (b) The Financial Statements, including the notes thereto, have been prepared from, are in accordance with and accurately reflect, the books and records of the Company. The Financial Statements present fairly in all material respects the financial position and results of operations and cash flows of the Company as of the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except as otherwise noted therein (subject, in the case of unaudited statements to normally recurring year-end accruals and audit adjustments that are not material either individually or in the aggregate and the absence of notes). All revenue reported in the Financial Statements is properly recorded in the accounting period to which it relates in accordance with GAAP. All employee bonuses of any kind or nature whatsoever (excluding only those in excess of $119,000 to be paid pursuant to the Bonus Agreements), including those payable in the event of a change of control of the Company, are reflected as accrued liabilities on the Financial Statements or will be reflected on the Closing Balance Sheet. All prepaid expenses of the Company, reflected in the Financial Statements or existing on the Closing Date, represent prepaid expenses actually made by the Company in the ordinary course of business and are recorded in the Company's books and have future value consistent with the presentation in the Balance Sheet. The Company has properly accrued for all vacation and sick time in the Balance Sheets and will do so on the Closing Balance Sheet in accordance with the personnel policies of the Company.

     Section 4.5 No Undisclosed Liabilities. The Company has no Liabilities, except (a) as and to the extent set forth on the Financial Statements, (b) ordinary business expenses incurred since February 28, 2003, that are in the ordinary course of business, consistent in amount with past practice, and not prohibited by this Agreement, or (c) as otherwise specifically disclosed in the Disclosure Schedule. The consummation of the Transactions will not give rise to or cause any Liabilities to accrue. The Company no longer has a credit arrangement with Deutsche Financial Services ("Deutsche"), and any security interest or lien that Deutsche may have had against the assets of the Company has been released and any financing statement filed with respect thereto has been terminated.

     Section 4.6 Books and Records. The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. True and complete copies of all minute books and all stock record books of the Company have heretofore been delivered to the Purchaser. Part 4.6 of the Disclosure Schedule lists all bank and investment accounts of the Company, the institution at which each account is held, the account number of each account, and the primary account representative, if any.

     Section 4.7 Absence of Certain Changes. Since the Balance Sheet Date and except as required by this Agreement, the Company has conducted its business only in the normal and ordinary course in a manner consistent with past practice and there has not been any:

     (a) grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any equity securities; or, except as set forth on Part 4.7(a) of the Disclosure Schedule, declaration or payment of any dividend or other distribution or payment in respect of equity securities;

     (b) amendment to the Organizational Documents of the Company;

     (c) except as set forth in Part 4.7(c) of the Disclosure Schedule, entry into any employment, severance, or similar contract with any director, officer, consultant or executive employee;

     (d) adoption of, or increase in the payments to or benefits under, any Plan;

     (e) entry into, termination of, or receipt of notice (oral or written) of termination of any contract or transaction involving a total remaining commitment by or to the Company of greater than $100,000 individually or $250,000 in the aggregate (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except for inventory purchases for which the Company has received a binding order from a customer, or increase, or change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

     (f) cancellation or waiver of any claims or rights with a value to the Company greater than $25,000 individually or $50,000 in the aggregate;

     (g) change in the accounting methods or practices used by the Company;

     (h) any new election or change in any existing election relating to Taxes, settlement of any claim or assessment relating to Taxes, consent to any claim or assessment relating to Taxes, or waiver of the statute of limitations for any such claim or assessment;

     (i) write-down or write-off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice;

     (j) disposal or lapse of any rights to the use of any Intellectual Property, or disposal of or disclosure to any Person other than employees of the Company and representatives of the Purchaser any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

     (k) payment, loan or advance of any amount to, or sale, transfer or lease of any properties or assets (real, personal or mixed, tangible or intangible) to, or agreement or arrangement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors except as permitted by this Agreement; or

     (l) agreement, whether oral or written, by the Company to do any of the foregoing.

     Section 4.8 Title to Properties; Encumbrances; Condition of Properties. The Company has good, valid and marketable title to all the properties and assets reflected in the February 28, 2003 balance sheet (except for property sold since the Balance Sheet Date in the ordinary course of business) and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet. The rights, properties and other assets presently owned, leased or licensed by the Company include all such rights, properties and other assets necessary to permit the Company to conduct its business in all material respects in the same manner as such business has been conducted prior to the date hereof. The equipment owned or used by the Company is in good operating condition and repair (normal wear and tear experienced in the Company's ordinary course of business excepted) and are adequate for the uses to which they are being put.

     Section 4.9 Real Property; Leases. The Company has never owned, and does not currently own, any Real Property. The Company has valid and existing leasehold interests in all of the Real Property that it possesses or occupies (or has similar rights to possess, operate or occupy) pursuant to its Leases (the "Leased Real Property"). Part 4.9 of the Disclosure Schedule contains a list of all Leases for Leased Real Property, the rental payments due thereunder, and the expiration date of such Leases. A true and complete copy of each Lease has heretofore been delivered to the Purchaser. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all Encumbrances, except for Permitted Liens. There are no material existing defaults by the Company under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease.

     Section 4.10 Environmental Matters.

     (a) To the Knowledge of the Sellers, the Company is in full compliance with all applicable Environmental Laws, including, without limitation, those relating to the disposal of used or returned equipment, including computer equipment. Such compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. All Permits currently held by the Company pursuant to the Environmental Laws are identified in Part 4.10(a) of the Disclosure Schedule.

     (b) The Company has not received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such compliance in the future. The Company has delivered to the Purchaser prior to the execution of this Agreement all information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to, or the environmental condition of, the Company or the compliance (or non-compliance) by the Company with any Environmental Laws.

     (c) There are no Environmental Claims pending or, to the Knowledge of the Sellers, threatened against the Company or any Person for whom the Company may have liability by law or contract.

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

     Section 4.11 Contracts and Commitments.

     (a) Part 4.11(a) of the Disclosure Schedule sets forth a complete and accurate list and type (e.g., customer contract, vendor contract, etc.) of each Applicable Contract. The Company has not received any notice (oral or written) from any party to any such Applicable Contract of the termination or threatened termination thereof and to the Knowledge of the Sellers, none of the parties thereto has given notice that it intends to reduce the amount of business conducted with the Company or intends not to renew such contract on terms at least as favorable to the Company as those currently in effect. There are no material disputes with respect to any Applicable Contract. Each such Applicable Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and constitutes a legal, valid and binding obligation of each other Person that is a party thereto, enforceable against each such other Person in accordance with its terms. With respect to each such Applicable Contract, there is not any default or event that, with notice or lapse of time or both, would constitute a default. The Company is not in breach of any Applicable Contract, and there does not exist any condition under any Applicable Contract that constitutes a default or an event of default or will, with the giving of notice or the passage of time, constitute a default or an event of default under any Applicable Contract.

     (b) The Company has provided to the Purchaser a complete and accurate copy of each written Applicable Contract set forth in the Disclosure Schedule.

     (c) Except as set forth in Part 4.11(c) of the Disclosure Schedule, to the Knowledge of the Sellers, there are no outstanding Applicable Contracts or proposals which will result in any loss to the Company upon completion or performance thereof.

     (d) Except as set forth in Part 4.11(d) of the Disclosure Schedule, the Company does not have any outstanding contracts with or any outstanding obligations to shareholders, directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives distributors or dealers.

     (e) Except as set forth in Part 4.11(e) of the Disclosure Schedule, the Company is not party to any employment agreement, or any other agreement, that contains any severance or termination pay or Liabilities.

     (f) The Company does not have outstanding any loan to any Person.

     (g) The Company is not restricted by agreement from carrying on its business anywhere in the world.

     (h) The Company is not subject to any noncompetition agreement or any similar restrictions in any agreement.

     (i) The Company has not agreed with any other party to any division of markets.

     (j) The Company does not have any Liabilities, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any Person.

     (k) The Company is not party to any contract pursuant to which it has agreed to indemnify another Person for consequential damages.

     (l) Part 4.11(l) of the Disclosure Schedule sets forth all contracts that contain exclusivity provisions of any kind, including exclusive agreements to buy or sell.

     (m) The Company is not in violation of any "most favored nations" provisions of any (i) Applicable Contract or (ii) purchase order in excess of $100,000.

     (n) Part 4.11(n) of the Disclosure Schedule sets forth all Applicable Contracts that have a term greater than one year or that can only be terminated by the Company upon more than sixty (60) days notice.

     (o) Part 4.11(o) of the Disclosure Schedule lists all of the Company's capital lease obligations, the term thereof, and the periodic payments due thereunder;

     (p) Part 4.11(p) of the Disclosure Schedule sets forth all Applicable Contracts that include commitments to buy or sell products or services with an aggregate value in excess of $250,000.

     Section 4.12 Insurance. Part 4.12(a) of the Disclosure Schedule sets forth a true and complete list of all insurance policies in force on the date hereof with respect to the business or assets of the Company. All such policies are in full force and effect, the Company has paid all premium installments due thereon, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) the Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policy or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) the Company has not received any notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company in the future, and
(d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company.

     Section 4.13 Litigation. There is no action, suit, inquiry, charge, proceeding or investigation (a "Proceeding") by or before any Governmental Entity pending or, to the Knowledge of the Sellers, threatened against or involving the Company, or which questions or challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions and there is no valid basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree.

     Section 4.14 Compliance with Laws. The Company has complied in all material respects and in a timely manner with all Laws that affect the Company or its properties or assets, including all applicable privacy laws, and no notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or, to the Knowledge of the Sellers, threatened against the Company alleging any material violation of any Law. The Company has not made or delivered any improper or unlawful payments or benefits to its vendors, customers, or any other Person to solicit or obtain business or to influence the terms on which business is done with the Company. All material licenses, permits and approvals (collectively, the "Permits") required under all Laws to be held or secured by the Company are in full force and effect and will continue to be so upon consummation of the Transactions. The Permits listed in Part 4.14 of the Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner the Company currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which the Company currently owns and uses such assets.

     Section 4.15 Employee Benefit Plans.

     (a) Part 4.15(a) of the Disclosure Schedule sets forth a true and complete list of each Plan. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee, consultant or director of the Company or any Affiliate.

     (b) The Company has delivered to the Purchaser, with respect to all Plans, where applicable, true, complete and correct copies of the following: (i) all Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing and the most recent summary plan description and any subsequent summaries of material modifications or other material employee communications discussing any employee benefit provided thereunder; (ii) Forms 5500 as filed with the IRS for the most recent three Plan years; (iii) all trust agreements with respect to the Plans;
(iv) copies of any contracts with service providers and insurers providing benefits for participants or liability insurance or bonding for the sponsors, administrators or trustees of any Plan; (v) the most recent effective IRS determination letter for all Plans qualified under Code section 401(a); (vi) and all handbooks, manuals, and similar documents governing material employment policies, practices and procedures.

     (c) With respect to each Plan: (i) each Plan has been administered in compliance in all respects with its terms including, but not limited to, any provisions relating to contributions thereunder, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other federal, state and other applicable laws, rules and regulations, as they relate to such Plans (including, without limitation, provisions relating to funding, filing, termination, reporting, disclosure and continuation coverage obligations pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")); (ii) there are no Proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened with respect to any Plan, the assets of any trust thereunder, or the Plan sponsor or the Plan administrator with respect to the design or operation of any Plan; (iii) there is no pending or, to the Knowledge of the Sellers, threatened proceeding, investigation or inquiry involving any Plan before the IRS, the DOL or any other Governmental Entity; (iv) each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Plan a favorable determination letter which is currently applicable; (v) the Sellers are not aware of any circumstance or event which would adversely affect the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or would cause the imposition of any Liability, penalty or tax under ERISA or the Code with respect to any Plan; (vi) no unsatisfied liabilities to participants, the IRS, the DOL, the PBGC or to any other Person have been incurred as a result of the termination of any Plan; and (vii) there has not been any amendment to, written interpretation of, or announcement (whether or not written) by the Company, the Sellers, or any ERISA Affiliates thereof, relating to, or change in employee participation or coverage under, any Plan that would materially increase the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     (d) Neither the Company nor any of its ERISA Affiliates currently maintains or sponsors or maintained or sponsored a "pension plan" (within the meaning of Section 3(2) or ERISA), which is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has a current obligation to contribute or had an obligation to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or any "multiple employer plan" (within the meaning of Section 413(c) of the Code).

     (e) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by COBRA or other applicable law, (ii) death or retirement benefits under any Plan, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

     (f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment except as expressly provided for in this Agreement, (ii) materially increase any benefits otherwise payable by the Company or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer.

     (g) No amounts payable under the Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability will or could fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

     (h) Neither the Company, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

     Section 4.16 Tax Matters.

     (a) All Tax Returns required to be filed by the Company have been filed and all such returns are true, complete, and correct in all material respects, including all sales and use tax returns. All Taxes that are due or claimed to be due by a Tax Authority from the Company have been paid, including all sales and/or use taxes.

     (b) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any assets or properties of the Company.

     (c) No Audits are presently pending with regard to any Taxes or Tax Returns of the Company, and the Company has not received written notification that any such Audit is threatened, contemplated, or may be initiated. Part 4.16(c) of the Disclosure Schedule contains a list of Audits that were concluded with respect to any Taxes or Tax Returns of the Company.

     (d) To the Knowledge of Sellers, no deficiency or adjustment for any Taxes has been proposed, asserted, threatened, or assessed against the Company. To the Knowledge of Sellers, no issue has been raised by any Tax Authority in any Audit of the Company that, if raised with respect to any other period not so audited, could reasonably be expected to result in a material proposed deficiency or adjustment for any period not so audited ending on or prior to Closing.

     (e) Part 4.16(e) of the Disclosure Schedule lists all Applicable Contracts pursuant to which the Company is obligated to indemnify another party for Taxes of any kind.

     (f) The Company has not waived any statutory period of limitations applicable to the assessment of any Taxes.

     (g) The Company has not received written notice of, and to the Knowledge of Sellers no factual basis exists that would support, any claim made by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (h) No power of attorney has been granted by or with respect to the Company that currently continues in effect with respect to any matter relating to Taxes.

     (i) The Company is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

     (j) Except as set forth in Part 4.16(j) of the Disclosure Schedule, the Company has not (i) received a ruling from any Tax Authority or signed an agreement with respect thereto or (ii) signed any closing agreement with respect to any Tax year.

     (k) The Company has delivered or made available to the Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued to the Company by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company and (ii) all closing agreements entered into by the Company with any Tax Authority in each case existing on the date hereof.

     (l) The Company has complied with all Laws relating to the payment and withholding of Taxes and is not liable for any Taxes for failure to comply with such Laws.

     (m) The Company has not filed (and was not required to file) with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local tax Laws.

     (n) The Company has not filed any agreement or consent under Section 341(f) of the Code.

     (o) The Company has never been a member of an affiliated group filing a consolidated federal Tax Return (or similar state or local filing group).

     (p) Commencing with its inception, the Company has been, pursuant to a proper election, properly classified as an "S corporation" under 1361 et seq. of the Code and has continued, and will continue, to be properly classified as an S corporation through the Closing.

     (q) Part 4.16(q) of the Disclosure Schedule sets forth all jurisdictions in which the Company is licensed to do business, all the jurisdictions in which the Company collects and remits sales or use taxes.

     (r) The consummation of the Transactions will not give rise to an excise tax under Section 280G or 4999 of the Code.

     (s) The amount of the Company's liability for unpaid Taxes (other than state or federal income taxes that are the responsibility of the Sellers) for all periods ending on or before the date of this Agreement do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to the Company as of the date of this Agreement, and the amount of the Company's liability for such unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for such Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Financial Statements.

     Section 4.17 Intellectual Property.

     (a) Company IP Rights, Software and License Agreements. Part 4.17(a) of the Disclosure Schedule sets forth a true and complete list of: (i) all Company IP Rights for which there exists a registration (or application for registration) of such right with any governmental authority; (ii) all material Trademarks used by the Company; (iii) a true and complete list of all material Software used in the business of the Company, and (iv) a true and complete list of all License Agreements, true and complete copies of which have been made available to the Purchaser for diligence purposes, and specifying whether the Company owns or licenses the same. Each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms; (ii) to the Knowledge of Sellers, there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under, such License Agreement. To the knowledge of the Sellers, the execution and consummation of the Transactions will not result in any loss or impairment of the Company's ownership or right to use any Company IP Rights or Purchaser's ability to succeed to such ownership or use rights.

     (b) Ownership; Sufficiency. Except as set forth in Part 4.17(b) of the Disclosure Schedule, the Company owns all right, title and interest in and to, free of all liens and Encumbrances, or has a valid and unrestricted right to exploit, all Company IP Rights and all IP Rights used in or necessary for the conduct of the business of the Company, Seller has no Knowledge or reason to believe that any such right is or may be invalid, non-subsisting, or unenforceable, and there are no restrictions on the Company's rights to use any Company IP Rights or the conduct of the business of the Company in order to accommodate a third party. The Company has taken reasonable measures, consistent with customary industry practice, to protect and preserve its Trade Secrets.

     (c) Noninfringement. The Company has not, and the conduct of the business of the Company will not, infringe the IP Rights of any third party. Except as set forth in Part 4.17(c) of the Disclosure Schedule: (i) there is no pending or threatened Proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction relating in any way to Company IP Rights, and the Company has neither sought nor received any opinions of counsel related to any of the foregoing. Except as set forth in Part 4.17(c) of the Disclosure Schedule, the Company has no Knowledge or reason to suspect that any third party is or may be misappropriating, infringing, diluting or violating any Company IP Rights.

     (d) Privacy Policies. The Company does not have and has never had a privacy policy. The Company has complied with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information.

     Section 4.18 Labor Matters.

     (a) The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company.

     (b) None of the employees of the Company is represented by any labor organization and, to the Knowledge of the Company, there have been no union organizing activities among the employees of the Company within the past five years, nor does any question concerning representation exist concerning such employees, and there are no negotiations or discussions currently pending or occurring with any union or employee association regarding any collective bargaining agreement or which might otherwise effect the Company.

     (c) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company, threatened against or affecting the Company and during the past five years there has not been any such action.

     (d) There is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any Governmental Entity.

     (e) There is presently no pending grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company.

     Section 4.19 Employee Matters.

     (a) Part 4.19(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee and consultant of the Company, including each employee on leave of absence: name; job title and date of hire; current compensation paid or payable (including bonus, if any) and any change in compensation since December 31, 2002.

     (b) There are no employment or consulting contracts or severance agreements with any employees or consultants of the Company and all employees are employed "at will." No employees are entitled to any share of the income of the business.

     (c) To the Knowledge of the Seller, no Governmental Entity responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company, and no such investigation is in progress.

     (d) The Company has at all times been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, immigration, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law.

     (e) Sellers have no knowledge that the consummation of the Transactions is reasonably likely to result in the departure of any of the persons executing the Bonus Agreements.

     (f) To the Knowledge of the Sellers, no employee of the Company has breached any agreement to keep in confidence information acquired by that employee in confidence or in trust prior to that employee's employment with the Company, nor has any such employee, through his or her employment by the Company, breached any noncompetition, nonsolicitation or noninterference agreement.

     Section 4.20 (Omitted)

     Section 4.21 Warranties. The Company's Liability for any type of warranty or warranties does not exceed $25,000. The Company is in compliance with all applicable laws and registration or licensing requirements with respect to all of its warranties.

     Section 4.22 (Omitted)

     Section 4.23 Disputed Accounts Payable. The Company has no disputes with payees of its accounts payable, or unpaid invoices or bills representing amounts alleged to be owed by the Company, or other alleged obligations of the Company, which the Company has disputed or determined to dispute or refuse to pay, which individually or in the aggregate exceed $10,000.

     Section 4.24 Customers and Vendors/Suppliers. There has not been any Material Adverse Change in the business relationship of the Company with any customer who accounted for more than five percent (5%) of the Company's annual sales during the period from January 1, 2002 to the date hereof or any supplier or vendor from whom the Company purchased more than ten percent (10%) of its goods or services during the same period. The Company has sufficient systems in place to account for and track vendor or supplier rebates, and the Company has not improperly billed any supplier or vendor for any rebate, and there are no current disputes or indications from vendors or suppliers of disputes regarding such rebates. There are no unrecorded Liabilities to customers and/or vendors where rights of audit exist on invoice pricing which would violate pricing agreements, including any most-favored nation clauses, outlined in any vendor authorizations, statements of work, or other customer contracts. No customer or supplier or vendor has given the Company notice that it is entitled to or intends to exercise any right of set off or discount against amounts owed to or becoming owning to the Company. The Company does not owe any supplier or vendor or customer any amounts that are not reflected on the Financial Statements or incurred in the ordinary course of business, consistent in amount with past practice, and not prohibit by this Agreement, since February 28, 2003. There are no current disputes or controversies with any of the Company's customers or vendors that would in the aggregate be adverse to the Company in an amount in excess of $10,000.

     Section 4.25 Brokers or Finders. Except for Martin Wolf Securities, whose fees, commissions and expenses will be paid by the Sellers, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee from the Company, any Seller or any of their Affiliates in connection with any of the Transactions. No legal fees, accounting fees, or other fees, expenses or commissions relating to the Transactions will be among the liabilities of the Company at Closing.

     Section 4.26 Affiliate and Related Party/Associate Transactions. The Company has not entered into and is not subject to any Affiliate Transaction or any transaction with any Associate or Person related to the Sellers by blood or marriage or otherwise. Prior to the Closing, the Company will terminate all such transactions without any Liability to the Company therefor. As of the Closing, the Company will not be subject to any Affiliate Transaction or related party or Associate transaction and will not have any Liabilities or obligations to any Seller or Person related to any Seller or Associate of Seller or Affiliate of the Company, other than pursuant to this Agreement or the other Documents.

     Section 4.27 Subsidiaries. Without in any way qualifying, limiting or modifying the other representations and warranties in this Article IV or indemnification provisions in Article IX or limiting the Purchaser's rights to pursue remedies with respect to the breach of representations and warranties as to the Company having no Subsidiaries, should the Company prove to have any Subsidiaries, all the representations and warranties made in Article III with respect to the Company shall also be deemed to be made with respect to such Subsidiaries.

     Section 4.28 No Material Adverse Change. Since the Balance Sheet Date, there has not been any material adverse change in the business, properties, prospects, assets, liabilities, condition (financial or otherwise) or results of operation of the Company (a "Material Adverse Change") and no event has occurred or circumstance exists except for those that could not, individually or in the aggregate, reasonably be expected to result in such a Material Adverse Change.

     Section 4.29 Government Sales. Part 4.29 of the Disclosure Schedule contains a complete and accurate list of all contracts, grants, cooperative agreements, or other agreements or supply relationships between the Company and any agency of the United States government or any state, local or foreign government or municipality.

     Section 4.30 Full Disclosure. No representation or warranty by the Sellers or the Company contained in this Agreement or the other Documents and no statement contained in any document, certificate, or other writing furnished or to be furnished by or on behalf of the Sellers or the Company to the Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the Transactions contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     Section 4.31 Distributions. Since February 28, 2003, the Company has made no cash payments or distributions that would have the effect of reducing the Shareholders' Equity of the Business below $3,318,000.

                                    ARTICLE V

                              REPRESENTATIONS AND
                           WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to each Seller that all of the statements contained in this Article V are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date. Each exception set forth in the disclosure schedule delivered by the Purchaser to the Sellers and the Company (the "Purchaser Disclosure Schedule") and each other response to this Agreement set forth in the Purchaser Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

     Section 5.1 Organization; Legal Power; Qualification of the Purchaser. The Purchaser (i) is a corporation duly organized and validly existing under the laws of the State of Washington; (ii) has all requisite corporate power and authority to execute and deliver this Agreement and the other Documents to which the Purchaser is a party and perform its obligations hereunder and thereunder; and (iii) has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Documents to which the Purchaser is a party.

     Section 5.2 Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

     (a) Each of this Agreement and the other Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (b) Neither the execution, delivery or performance of this Agreement or any other Document by the Purchaser nor the consummation by the Purchaser of any of the Transactions will, directly or indirectly (with or without notice or lapse of time or both):

          (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Purchaser;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law to which the Purchaser, or any of the assets owned or used by the Purchaser, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Purchaser or that otherwise relates to the business of, or any of the assets owned or used by, the Purchaser;

          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Purchaser is a party; or

          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Purchaser; excluding from the foregoing clauses (iv) and (v) such violations, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

     Section 5.3 Investment Representation. The Purchaser acknowledges that the Shares being acquired have not been registered under the Securities Act nor qualified under applicable state securities laws in reliance on exemptions therefrom. The Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

     Section 5.4 No Loan Default. The Purchaser is not in default under any loan or credit arrangement with any of Purchaser's lenders or creditors and the Purchaser has been able to fulfill all of its covenants applicable to any lending arrangement that the Purchaser has with any of its lenders or creditors.

     Section 5.5 Material Adverse Change. Since the Balance Sheet Date, there has not been any material adverse change in the business, properties, assets or liabilities of the Purchaser that is reasonably likely to result in the inability of the Purchaser to perform its obligations under the Promissory Notes or to make the Contingent Payments.

                                   ARTICLE VI

                                    COVENANTS

     Section 6.1 Interim Operations of the Company. Each of the Sellers and the Company covenants and agrees that, from the date hereof and prior to the Closing Date, except as expressly provided in this Agreement or as may be agreed in writing by the Purchaser:

     (a) the business of the Company shall be conducted in the same manner as heretofore conducted and only in the ordinary course consistent with past practice, and each of the Sellers and the Company shall use its best efforts to preserve the business organization of the Company, keep available the services of the current officers and employees and maintain the existing relations with customers, suppliers, creditors, business partners and others having business dealings with the Company;

     (b) the Company shall not institute any new methods of purchase, sale, lease, management, accounting or operation or engage in any transaction or activity other than in the ordinary course of business consistent with past practice;

     (c) except to comply with this Agreement, the Company and the Sellers shall not: (i) amend the Organizational Documents of the Company, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares or other securities, equity, debt, convertible or otherwise, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares or other securities of the Company; (iv) split, combine or reclassify any shares or other securities of the Company; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares or other securities of the Company;

     (d) the Company shall not organize any Subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in (or any right or option to receive any of the foregoing) the business, of any other Person;

     (e) the Company shall not modify, amend or terminate any of its Applicable Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

     (f) except in the ordinary course of business, the Company shall not: (i) incur or assume any Indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) enter into any material commitment or transaction (including any sale or lease of assets or real estate, including any Leased Real Property); (v) write off as uncollectible any notes or accounts receivable; or (vi) dispose of or permit to lapse any rights to any Intellectual Property;

     (g) the Company shall not lease, license, mortgage, pledge or encumber any assets or any Leased Real Property other than in the ordinary course of business consistent with past practice or transfer, sell or dispose of any assets or dispose of or permit to lapse any rights to any Intellectual Property;

     (h) the Company shall not (i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the ordinary course of business of wages payable to employees who are not officers or directors or Affiliates of the Company) or to Persons providing management services, (ii) enter into or amend any employment, severance, consulting, termination or other agreement with, or Plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to Plan or otherwise;

     (i) the Company shall not (i) pay or agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company is unconditionally obligated to do so on the date hereof, or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

     (j) the Company shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated;

     (k) the Company and the Sellers shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

     (l) the Company shall not (i) fail to file, on a timely basis, including allowable extensions, with appropriate Tax Authorities all Tax Returns required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date or fail to remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, (ii) incur any material obligation to make any payment of, or in respect of, any Tax, except in the ordinary course of business, (iii) settle any Audit, make or change any Tax election or file any amended Tax Returns or make or change any accounting method relating to Taxes,
(iv) change any of the accounting methods used by it unless required by GAAP, or
(v) agree to extend or waive any statutory period of limitation for the assessment of Tax;

     (m) the Company shall not take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied, or would make any representation or warranty of the Company or the Sellers contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, the Purchaser, or the Sellers to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

     (n) the Company shall not enter into any agreement, contract or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

     Section 6.2 Access; Confidentiality.

     (a) Between the date of this Agreement and the Closing, each of the Sellers shall cause the Company to and the Company shall (i) with the prior consent of the Sellers, afford the Purchaser and its authorized representatives reasonable access to the officers, employees, agents, properties, offices, plants and other facilities, books, and records, auditor's workpapers, (ii) with the prior consent of the Sellers, permit the Purchaser to contact customers and vendors of the Company, (iii) permit the Purchaser to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish the Purchaser with such financial and operating data and other information as the Purchaser may from time to time reasonably request. From the date hereof until the time of Closing, the Company shall provide Buyer with monthly and other financial statements of the Company as they become available internally at the Company. The Purchaser and its authorized representatives shall conduct all such inspections in a manner that is reasonably designed to limit disruptions to the business and operations of the Company.

     (b) Except as required by applicable Law or Governmental Entity, the Company, the Purchaser and the Sellers shall not, and shall not permit any of their respective Affiliates or representatives to, (i) make any public announcement in respect of this Agreement or the Transactions, (ii) discuss or disclose the contents and/or existence of this Agreement or the Transactions, or
(iii) discuss the nature of the Transactions or any other matter, directly or indirectly, relating to this Agreement, without the prior written consent of the Purchaser. Company and each of the Sellers agrees to cooperate with Purchaser, as necessary, at or following the Closing in making a public announcement in respect of this Agreement and the Transactions as required by law, as determined by Purchaser in its sole discretion.

     Section 6.3 Efforts and Actions to Cause Closing to Occur.

     (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Purchaser, the Sellers, and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, Consents, orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or Consent from any Governmental Entity or other Person required to be obtained prior to Closing.

     (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other parties with copies of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement, the other Documents or consummation of any of the Transactions, the Sellers, and the Company shall use their best efforts to effect such transfers, amendments or modifications.

     (c) The Company and the Sellers shall use their respective best efforts to obtain, prior to the Closing, the unconditional Consent to the Closing and the other Transactions of each other party to each contract with the Company whose Consent to the Closing and the other Transactions is required. All such Consents shall be in writing and executed counterparts thereof shall be delivered to the Purchaser at or prior to the Closing.

     Section 6.4 Notification of Certain Matters.

     (a) From time to time prior to the Closing, the Sellers, and the Company shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

     (b) The Company and the Sellers shall give notice to the Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and
(ii) any material failure of the Sellers or the Company or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     (c) The Company shall deliver to the Purchaser copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to Taxes due from or with respect to the Company and (ii) any closing agreements entered into by the Company with any Taxing Authority, which come into the possession of the Company after the date hereof.

     Section 6.5 Post-Closing Covenants.

     (a) If at any time after the Closing the Purchaser reasonably determines that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in the Purchaser, its right, title or interest in, to or under any or all of the Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company any of its rights, properties or assets or (iii) otherwise to carry out this Agreement, the Sellers shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by the Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Purchaser or the Company or otherwise to carry out this Agreement. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

     (b) Purchaser shall not amend, eliminate or alter in any way any rights of indemnification or other similar protections that exist in the Company's articles or bylaws prior to the Closing that are intended to protect the officers and directors of the Company in a manner that adversely affects such persons.

     (c) The Company will pay certain bonus amounts which will be accrued either on the Financial Statements or in the Closing Balance Sheet, including $119,000 to be paid to certain of the employees signing the Bonus Agreements. A portion of those bonuses will be paid at or shortly following Closing and the balance will be paid at or before December 31, 2003. To the extent that the bonuses have been accrued for on either the Financial Statements or the Closing Balance Sheet of the Company, the payment of the such amount to the employees as bonuses will not be a charge against earnings for purposes of calculating EBITDA.

     (d) Subject to the reserve set forth on the Closing Statement applicable to accounts receivable, all Company accounts receivable, including, without limitation, vendor receivables, will be collected in full, without any set off, within ninety (90) days after the Closing (receivables that are not collected within such ninety (90) day period shall be known as "Old Receivables"). On the ninety-first (91st) day after the Closing, the Sellers shall pay the Purchaser the difference between the Old Receivables and the amount reserved for such Old Receivables, which is $146,654.00; or alternatively, the Purchaser shall pay the Sellers the difference between the amount reserved for said accounts receivable and the actual collected accounts receivable. In the event the Sellers are required under this Section 6.5(d) to pay for such Old Receivables, any amounts later collected by the Company with respect to such Old Receivables shall be paid to Sellers.

     (e) Subject to the valuation reserve set forth on the Closing Statement applicable to inventory, the inventory of the Company set forth in the Closing Statement will be sold for at least its book value within ninety (90) days after the Closing. On the ninety-first (91st) day after the Closing, the Sellers shall pay the Purchaser the amount by which the then-current value of such inventory still on hand without demand or customer commitment to purchase (the "Discounted Inventory") is less then the value of such inventory on the Closing Statement, after reserves for both obsolescence and excess quantity which as of February 28, 2003, was $284,950; or alternatively, the Purchaser shall pay the Sellers the amount by which the Discounted Inventory exceeds the value of such inventory on the Closing Statement, after reserves for such inventory for both obsolescence and excess quantity which as of February 28, 2003, was $284,950. Such valuation analysis will be based on current market cost, as determined by lowest available distribution or vendor direct cost, from Synnex, Ingram Micro, Tech Data, or Vendor Direct. In the event the Sellers are required to make any payment to the Purchaser in accordance with this Section 6.5(e), the Sellers shall be entitled to reimbursement by the Purchaser to the extent that any Discounted Inventory is later sold for a price in excess of the foregoing determined value (capped at the value reflected on the Closing Statement). In the event that Purchaser is required to make payment to the Sellers in accordance with this Section 6.5(e), the Purchaser shall be entitled to reimbursement by the Sellers to the extent that the Discounted Inventory is later sold for a prices that is less than the foregoing determined value (capped at the value reflected on the Closing Statement).

     Section 6.6 Tax Matters.

     (a) The Sellers shall be responsible for all federal and state income Tax Returns required or permitted by applicable Law to be filed by the Company (or by the Sellers on their own behalf) with respect to periods that end on or before the Closing Date, provided such Tax Returns are true and correct. Copies of all such Tax Returns will be provided to the Purchase upon their filing with the appropriate Tax Authority.

     (b) The Purchaser and the Company shall be responsible for, and shall have ultimate discretion with respect to all Tax Returns required to be filed by the Company with respect to the periods that begin after the Closing Date. The Sellers shall be responsible for any Taxes with respect to periods ending on or before the Closing Date.

     (c) After the Closing Date, each of the Purchaser and the Company, on the one hand, and the Sellers, on the other, shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any Audit of the Company in respect of which Purchaser, the Company or the Sellers, as the case may be, is responsible pursuant to Section 6.6(a) or (b) hereof, (ii) retain, or cause to be retained, for so long as any such Taxable years or Audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or Audits, and (iii) compensate the other party for all reasonable costs incurred by such other party in connection with providing any assistance requested pursuant to clause (i) above. The assistance provided for in this Section 6.6(c) shall include without limitation each of the Purchaser, the Company and the Sellers (x) making their agents and employees and the agents and employees of their respective subsidiaries and affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or Audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or Audits, including without limitation records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

     (d) Each of the Purchaser and the Company and the Sellers, shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing not later than ten days after the receipt of any notice of any Audit in respect of any Tax Return for which it was responsible pursuant to Section 6.6(a) or (b) hereof which could affect the Tax liability of such other party for any taxable year.

     Section 6.7 Exclusivity. From the date hereof until the earliest to occur of (i) the Closing Date, or (ii) March 31, 2003, the Company and the Sellers will not (and will use their respective best efforts to assure that the Company's officers, directors, employees, agents and Affiliates do not on the Company's behalf) take any action to solicit, initiate, seek, encourage, respond to, or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any Person (other than the Purchaser) regarding any acquisition of the Company, any merger or consolidation with or involving the Company, or any acquisition of a material portion of the equity or assets of the Company. The Company and the Sellers represent and warrant that any such negotiations in progress as of the date of that certain Letter of Intent, dated as of March 3, 2003, between the Purchaser, the Company and the Sellers, were terminated or suspended on or before the date of such letter. The Company and the Sellers will immediately notify the Purchaser regarding any contact by any Person (other than the Purchaser) regarding any offer, proposal or inquiry regarding any such acquisition or financing of the Company. In no event will the Company or the Sellers accept or enter into an agreement concerning any such third party transaction.

     Section 6.8 Operations of the Company following the Closing. After Closing and until the expiration of the Earn Out Period, the Purchaser covenants that it shall cause: (i) for the purposes of this Agreement, the Company's financial statements to be prepared on a standalone basis as if it were an independent corporation and not part of a consolidated group; (ii) the Company to have separate accounting treatment and procedures, consistently applied in accordance with GAAP; (iii) any transactions between the Company and the Purchaser or with Purchaser's Affiliates to be on terms and conditions as though Purchaser and the Company were not Affiliated (i.e. arms-length) (other than with respect to distributions from the Company to the Purchaser with respect to the shares of capital stock of the Company held by Purchaser) or pursuant to such other terms as Purchaser and the Seller Representative jointly determine; (iv) in the event that any resources, assets or employees of the Company (other than Christina Corley) are used in connection with projects of the Purchaser or its Affiliates, the Purchaser will compensate the Company on terms and conditions and as though the Purchaser and the Company were not Affiliated (i.e. arms-length) or pursuant to such other terms as the Purchaser and the Seller Representative jointly determine; (v) in the event that any resources, assets or employees of the Purchaser or its Affiliates (other than the Company) are used in connection with projects of the Company, the Company will compensate Purchaser on terms and conditions and as though the Purchaser and the Company were not Affiliated (i.e. arms-length) or pursuant to such other terms as the Purchaser and the Seller Representative jointly determine (vi) for purposes of calculating EBITDA, to exclude as an item of expense any allocation of corporate overhead by the Purchaser or any of its Affiliates (other than the Company) except to the extent it is agreed upon in writing by the Seller Representative; (vii) the Company to be in the same line of business after Closing as prior to Closing, unless agreed upon in writing by the Seller Representative, (viii) the Company to receive its portion (based on actual Company revenues) of "soft dollars" as that term is commonly understood in the Company's line of business, including but not limited to its right to receive all incentives, rebates, awards, reductions and other incentives provided by the customers and suppliers of the Company, and (ix) the Purchaser shall be expressly permitted to consolidate the lines of credit of the Purchaser and the Company at any time after Closing, provided that any fees or costs for such lines of credit shall be equitably allocated between the Purchaser and the company to reflect their respective uses of such line of credit, and the Sellers acknowledge that they are aware, and approve, of such plans.

     Section 6.9 Insider Trading. After the date hereof, each Seller shall not, and shall cause any member of the immediate family or household of such Seller not to, (a) engage in any transaction involving a purchase or sale of the Purchaser's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she first receives material nonpublic information concerning (i) the Purchaser or the Company (including without limitation any information concerning any Earn Out Report) or (ii) any Person that conducts business with the Purchaser or the Company (if such information was obtained through the Seller's relationship with the Purchaser or the Company), and ending at such time as such information is no longer material or nonpublic; or (b) disclose such material nonpublic information to any other Person (including family members) where such information may be used by such Person to his or her profit by trading in the securities of the Purchaser or the Persons to which such information relates.

                                   ARTICLE VII

                                   CONDITIONS

     Section 7.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of the Purchaser and the Sellers to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Transactions; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Transactions; and

     (b) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Purchaser, the Company, or the Sellers, or against any Person affiliated with the Purchaser, the Company, or the Sellers, any Proceeding: (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

     Section 7.2 Conditions to Obligations of the Purchaser to Effect the Closing. The obligations of the Purchaser to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

     (a) Representations and Warranties. All of the representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each representation or warranty that is not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date;

     (b) Sellers' and the Company's Performance. All of the covenants and obligations that the Sellers and the Company are required to perform or comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects;

     (c) No Claim Regarding Equity Ownership or Sale Proceeds. There shall not have been made or threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Company Stock, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the purchase price payable for the Shares;

     (d) Shareholders' Equity of the Business. The Shareholders' Equity of the Business will not be less than $3,318,000;

     (e) Opinion. The Sellers shall have delivered to the Purchaser at the Closing an opinion of Riddell Williams, P.S. counsel to the Sellers, dated the Closing Date, substantially in the form attached as Exhibit 7.2(e).

     (f) Employment Agreement and Non-Compete Agreements. Each of the Sellers (other than Ms. Corley) shall have delivered the Non-Compete Agreement, and Ms. Corley shall have delivered the Employment Agreement.

     (g) Subordination Agreements. Each of the Sellers shall have executed a Subordination Agreement with Transamerica Commercial Finance Corporation, in the form approved by Sellers' counsel on March 31, 2003.

     (h) Material Adverse Change. Since the Balance Sheet Date, there shall not have been any Material Adverse Change and no event shall have occurred or circumstance exists except for those that could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

     (i) Termination of Seller Agreements. The following agreements by and among the Sellers or by and among certain of the Sellers shall be terminated: (1) that certain Stock Purchase Agreement dated December 31, 1999; (2) that certain Pledge Agreement dated December 31, 1999, by and among Christina M. Corley, Robert A. Frauenheim, and Daniel J. Frauenheim; and (3) that certain Stockholders Agreement by and among the Company, Daniel J. Frauenheim, Robert A. Frauenheim and Christina M. Corley dated December 31, 1999. The Sellers hereby agree that such agreements shall be considered forever and irrevocably terminated and of no further force or effect whatsoever effective as of Closing.

     (j) Termination of 401(k) Plan. The Company will adopt a resolution prior to Closing which will terminate its 401(k) Plan contingent on the Closing.

     (k) Resignations; Powers. Messrs. Daniel Frauenheim and Robert Frauenheim shall have executed resignations as directors and officers of the Company in the form of attached Exhibit 7.2(m).

     (l) Bank Accounts. Ms. Corley shall have caused the Company to have removed Messrs. Daniel Frauenheim and Robert Frauenheim as Persons with power over the Company's bank accounts and as Persons with signature authority with respect thereto. The Company's Board shall have adopted resolutions authorizing and directing the officers of the Company to (i) remove Messrs. Daniel Frauenheim and Robert Frauenheim as Persons with power over the Company's bank accounts and as Persons with signature authority with respect thereto, and (ii) appoint Messrs. Ronald P. McFadden and Mark Kennedy as Persons with power over the Company's bank accounts and as Persons with signature authority with respect thereto.

     (m) Bonus Agreement. The Company shall have entered into the Bonus Agreement with each of Messrs. Greg Malik, Jack Mellor, and Dominic Camden.

     (n) Spousal Consents. The Spousal Consents of the spouse of each Seller in the form or substantially the form of attached Exhibit 2.2(c) shall be delivered.

     (o) Mellor Severance Agreement. The Mellor severance agreement shall have been terminated.

     (p) Compliance Certificate. The Sellers shall have delivered to the Purchaser at the Closing a certificate signed by each of the Sellers, dated the Closing Date, confirming the matters set forth in Sections 7.2(a) - (d), (h) --
(j), (l) and (o).

     Section 7.3 Conditions to Obligations of the Sellers to Effect the Closing. The obligations of the Sellers to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

     (a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each representation or warranty that is not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date;

     (b) Purchasers' Performance. All of the covenants and obligations that the Purchaser is required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects;

     (c) Compliance Certificate. The Purchaser shall have delivered to the Sellers at the Closing a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, confirming the matters set forth in Sections 7.3(a) and (b); and

     (d) Opinion. The Purchaser shall have delivered to the Sellers at the Closing an opinion of Gray Cary, counsel to Purchaser, dated the Closing Date, substantially in the form attached as Exhibit 7.3(d).

                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by the Purchaser if a material breach of any provision of this Agreement has been committed by any Seller or the Company and such breach has not been waived;

     (b) by the Sellers if a material breach of any provision of this Agreement has been committed by the Purchaser and such breach has not been waived;

     (c) (i) by the Purchaser if any of the conditions in Section 7.1 or 7.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Date or (ii) by the Sellers if any of the conditions in Section 7.1 or 7.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers or the Company to comply with its obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date;

     (d) by mutual consent of the Purchaser and the Sellers; or

     (e) by either the Purchaser or the Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 1, 2003, or such later date as the Purchaser and the Sellers may agree upon.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided under Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation thereafter on the part of the Purchaser, the Company, or the Sellers except as set forth in Section 8.1; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE IX

                                 INDEMNIFICATION

     Section 9.1 Survival of Representations and Warranties. All of the representations, warranties, covenants and obligations of the Seller contained in Articles III, IV and VI, and of the Purchaser in Articles V and VI, shall survive the Closing until the second anniversary of the Closing Date and the representations and warranties contained in Section 4.16 shall survive the Closing and continue in full force and effect until expiration of any applicable statute of limitation or audit and examination period. Any claim relating to fraud shall survive the Closing indefinitely. The right to indemnification, payment of Damages (as defined in Section 9.2 hereof) or other remedy based on any representations, warranties, covenants, and obligations contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

     Section 9.2 Indemnification and Payment of Damages by the Sellers.

     (a) The Sellers will, with respect to Article III, Severally, and with respect to Article IV and VI, jointly and severally, indemnify and hold harmless the Purchaser and its officers, directors, employees, agents and Affiliates (collectively, the "Purchaser Indemnified Parties") for, and will pay to such indemnified persons the amount of, any loss, liability, claim, Taxes, damage or expense (including costs of investigation and defense and reasonable attorneys' and professionals' fees), whether or not involving a Third Party Claims, and not considering the benefit of any such item to Purchaser for Tax purposes or any insurance proceeds received by Purchaser (but will be net of insurance benefits to the Company from policies of insurance that have been paid for by the Company) (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (i) any breach of any representation or warranty made by the Sellers in Article III or Article IV by the Sellers or the Company pursuant to this Agreement or the other Documents that confirms or otherwise relates to such representations or warranties;

          (ii) any breach by the Sellers of any covenant or obligation of the Sellers or the Company in Article VI;

          (iii) fraud by the Company or the Sellers in connection with this Agreement and the transactions contemplated hereby.

     (b) The Purchaser will indemnify and hold harmless the Sellers and their respective Affiliates (together with the Purchaser Indemnified Parties, the "Indemnified Parties," and each such party individually, an "Indemnified Party") for, and will pay to such indemnified persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

          (i) any breach of any representation or warranty made by the Purchaser in Article V or the other Documents that confirms or otherwise relates to such representations or warranties;

          (ii) any breach by the Purchaser of any covenant or obligation of the Purchaser in Article VI; and

          (iii) fraud by the Purchaser in connection with this Agreement and the transactions contemplated hereby.

     Section 9.3 Thresholds and Limitations.

     (a) No Indemnified Party shall be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article IX until and only to the extent that the aggregate Damages for such Indemnified Party would be otherwise entitled to receive indemnification exceed $100,000.

     (b) An Indemnifying Party (defined below) shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims for indemnification under this Article IX made by the Indemnified Party after the expiration of the applicable time limitation described in Section 9.1, except that indemnity may be sought after the expiration of such time limitation if a Notice of Claim shall have been delivered to the Indemnifying Party prior to the expiration of such time limitation.

     (c) The total liability of the Sellers on a several basis with respect to
Article III and joint and several in Article IV and VI for any claim for Damages asserted by the Purchasers pursuant to this Agreement shall be limited to ninety percent (90%) of the amount paid or payable by Purchaser pursuant to this Agreement.

     (d) The total liability of the Purchaser for any claim for Damages asserted by the Sellers pursuant to this Agreement shall be limited to the maximum amount the Sellers could receive under the Promissory Notes and the Contingent Payment, taking into account the benefits the Sellers have received, or could receive, under the Promissory Notes and the Contingent Payment. This provision does not limit the Seller's rights to injunctive relief to compel the Purchaser's compliance with this Agreement.

     Section 9.4 Defense and Settlement of Third-Party Claims.

     (a) If any third party shall notify any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this
Article IX, then the Indemnified Party shall promptly notify the Indemnifying Party (or, if the claim for indemnification is against the Sellers, the Purchaser shall notify the Seller Representative) thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party or the Seller Representative, as the case may be, shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     (b) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

     (c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably), unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief or any other Damages upon the Indemnified Party and will not give rise to any increase in any Tax liability of the Purchaser, the Company, or any of their Affiliates.

     (d) In the event any of the conditions in Section 9.4(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys fees and expenses),
(iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX including payment of any judgment or settlement.

     Section 9.5 Establishment and Contesting of Indemnification Liability. To be effective, any claim for indemnification by an Indemnified Party must be made by a written notice (a "Notice of Claim") to the Indemnifying Party, given in accordance with the provisions of Section 11.4 hereof and given as promptly as practicable, but in any event: (a) if such claim relates to a third-party claim under Section 9.4, within the time period set forth in Section 9.4(a) (which Notice of Claim shall state the estimated maximum amount of such claim), or (ii) if such claim does not relate to a third-party claim, within sixty (60) days after the discovery of facts upon which the Indemnified Party intends to base a claim for indemnification pursuant to this Article IX. Upon receipt of a Notice of Claim, the Indemnifying Party shall have twenty (20) days thereafter to contest the indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnified Party (a "Contest Notice"). Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim. If no such Contest Notice is given within such
(20) day period, the obligation of the Indemnifying Party to pay the amount of the Damages incurred or asserted by the Indemnified Party in connection with the claim shall be deemed established and accepted by the Indemnifying Party. If a Contest Notice relating to a non-Third Party Claim is given in such time period, and the Indemnified Party and the Indemnifying Party are unable to reach agreement with respect to any contested Damages within twenty (20) days of the delivery of the Contest Notice, the matter shall be settled by binding arbitration in Seattle, Washington as set forth in Section 11.8 below. The Indemnified Party and the Indemnifying Party shall cause the arbitrator to decide the matter to be arbitrated pursuant hereto within thirty (30) days after the appointment of the arbitrator. The arbitrator's decision with respect to such a Contest Notice shall relate solely to whether the Indemnified Party is entitled to be indemnified for the contested Damages, or the contested portion thereof, pursuant to the applicable terms of this Agreement. The final decision of the arbitrator shall be furnished to the Indemnified Party and the Indemnifying Party in writing and shall constitute the conclusive determination of the issue in question binding upon the Indemnified Party and the Indemnifying Party, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's decision. If a Contest Notice relating to a Third Party Claim is given in such

20-day time period, such Third Party Claim shall be deemed an Open Claim under
Section 9.6(b). Upon final determination of the amount of the Damages that is the subject of an indemnification claim, whether such determination is the result of an Indemnifying Party's acceptance of, or failure to contest, a Notice of Claim, or a resolution of any dispute with respect thereto by agreement of the parties, or a final, non-appealable court order of a court of competent jurisdiction, or pursuant to Section 9.4(d) or otherwise (each, "Finally Determined Damages"), the Indemnifying Party or parties shall be obligated to pay the amount of such Finally Determined Damages within five (5) days of such final determination.

     Section 9.6 Right of Set-Off.

     (a) In the event that the Indemnifying Parties are the Sellers, if the Sellers shall fail to pay Purchaser any and all Finally Determined Damages within the five (5) day period set forth in Section 9.5, in addition to any other remedies provided for in this Agreement, upon notice to the Seller Representative specifying the amount of such set-off, the Purchaser may, at its sole discretion, set-off any such Damages, on a dollar-for-dollar basis, against either (i) any unpaid Contingent Payment or (ii) any amount owing under the Promissory Notes.

     (b) During the pendency of any Third Party Claim that is the subject of a Contest Notice, unless the Sellers have assumed all Liabilities for such Third Party Claim, then such claim for Damages shall be deemed to be a "Open Claim," and the Purchaser may, at its sole discretion, reserve from (i) any unpaid Contingent Payment and/or (ii) any amount owing under the Promissory Notes, an amount equal in value (on a dollar-by-dollar basis) to the amount of such Open Claim. Until such Open Claim is a claim with Finally Determined Damages, such reserved amount shall not be due or payable, and in lieu of payment to the Sellers, the Purchaser shall make such payments into an escrow account, pending the final determination of such Open Claim. At the time that an Open Claim becomes a claim with Finally Determined Damages, (x) if the Indemnifying Party has failed to pay such Finally Determined Damages, the Purchaser may set-off the amount of the Finally Determined Damages and instruct the Escrow Agent to pay such amounts to itself in satisfaction of such set-off, or to the Sellers after such set-off, and (y) if the Indemnifying Party has paid such Finally Determined Damages, the Purchaser shall release the escrowed amounts and instruct the Escrow Agent to pay such amounts to the Sellers.

     (c) Neither the exercise nor failure to exercise such right of set-off will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

     Section 9.7 Tax Effect of Indemnification Payments. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Base Purchase Price.

     Section 9.8 Seller Representative. To facilitate the implementation of the Agreement and the Transactions, each Seller hereby does irrevocably authorize and appoint Christina Corley as seller representative (the "Seller Representative") to take all actions set forth in clause (a) below:

     (a) The Seller Representative shall have authority to act for and on behalf of all Sellers with respect to the following matters:

          (i) to receive notices in accordance with this Agreement;

          (ii) to enter into agreements pursuant to which revenues or expenses will be included or excluded from the calculation of EBITDA calculated hereunder;

          (iii) on behalf of the Sellers to resolve the Adjustment Amount Calculation;

          (iv) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement; and

Provided, however, that the Purchaser can rely on any instructions of or any consents executed by the Seller Representative as binding on all of the Sellers for all purposes under this Agreement.

     (b) The Seller Representative shall not be liable to any person or entity for any action taken or any omission to act, in good faith, in connection with their responsibilities as Seller Representative under this Agreement.

     (c) The Seller Representative may not resign prior to eighteen (18) months following the Closing without the prior written consent of the Purchaser. Upon any such resignation, the Sellers (acting by written consent of Sellers who held of record at least a majority of the shares of Company Stock outstanding immediately prior to the Closing Date) shall promptly appoint a new Seller Representative to replace such resigning Seller Representative with the same powers and duties as such resigning Seller Representative, and if the Seller Representative or any successor shall die or become unable to act as the Seller Representative, a replacement shall promptly be appointed by a writing signed by Sellers who held of record at least a majority of the shares of Company Stock outstanding immediately prior the Closing Date.

     (d) If the Sellers should fail to appoint a new Seller Representative as provided in this Section 9.8 within thirty (30) days following the resignation, death or inability to act of the current Seller Representation or its successor, the parties agree that the Seller with the largest allocation of Base Purchase Price as provided in the Allocation Schedule (other than the Seller that was the Seller Representative being replaced thereof) shall be deemed to be the Seller Representative for purposes of this Agreement until such Seller Representative resigns, dies or is unable to act.

                                    ARTICLE X

                         DEFINITIONS AND INTERPRETATION

     Section 10.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

     "AAA Rules" shall have the meaning set forth in Section 11.8(b).

     "Adjustment Amount" shall mean the result obtained by subtracting $3,318,000 from the Shareholders' Equity of the Business, determined pursuant to
Section 1.3 hereof.

     "Adjustment Amount Calculation" shall have the meaning set forth in Section 1.3(a).

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Affiliate Transaction" or "Affiliate Transactions" shall mean any contract or other arrangement between or among the Company on the one hand, and the Sellers, or employees or directors of the Company and/or any Affiliate of any of them, on the other hand.

     "Agreement" or "this Agreement" shall mean this Stock Purchase Agreement, together with the Exhibits and Appendices hereto and the Disclosure Schedule.

     "Allocation Schedule" shall have the meaning set forth in Section 1.2.

     "Applicable Contract" shall mean any contract, other than purchase orders, under which the Company has or may become subject to any obligation or Liability in excess of $100,000. "Appraiser" shall have the meaning given such term in Sections 1.3(a)(ii) and 1.5(d).

     "Associate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

     "Balance Sheet" shall have the meaning set forth in Section 4.4(a).

     "Balance Sheet Date" shall have the meaning set forth in Section 4.4(a).

     "Base Cash Purchase Price" shall have the meaning set forth in Section 1.2.

     "Base Promissory Note Consideration" shall have the meaning set forth in
Section 1.2.

     "Base Purchase Price" shall have the meaning set forth in Section 1.2.

     "Bonus Agreement" shall have the meaning set forth in Section 2.2(i).

     "Closing" shall mean the closing referred to in Section 2.1.

     "Closing Balance Sheet" shall have the meaning set forth in Section 1.3(a).

     "Closing Date" shall mean the date on which the Closing occurs.

     "COBRA" shall have the meaning set forth in Section 4.15(c).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the preamble.

     "Company IP Rights" shall mean all IP Rights that the Company either owns or has a right to use.

     "Company Stock" shall have the meaning set forth in the Recitals.

     "Consent" shall mean any approval, consent, ratification, waiver or other authorization.

     "Contest Notice" shall have the meaning set forth in Section 8.5.

     "Contingent Payment" shall have the meaning set forth in Section 1.4(a).

     "Contingent Payment Date" means the date on which any Contingent Payment is made or due, as the context indicates.

     "Convertible Promissory Note" shall have the meaning set forth in Section 2.3(a)(iii).

     "Copyrights" shall mean all U.S. and foreign copyrights (whether registered or unregistered), including all rights to apply for, applications to register, and registrations of any of the foregoing.

     "Damages" shall have the meaning set forth in Section 9.2(a).

     "Deutsche" has the meaning set forth in Section 4.5 hereof.

     "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared by the Sellers and delivered to the Purchaser simultaneously with the execution hereof.

     "Dispute Notice" shall have the meaning set forth in Section 1.5(c).

     "Documents" shall mean any documents or agreements required to be executed and delivered at Closing by the Purchaser, Company or the Sellers.

     "Domain Names" shall mean all Internet domain and realm name registrations and applications therefor.

     "Earn Out Period" means Earn Out Periods One, Two and Three.

     "Earn Out Period One" is the first twelve-month period beginning on the first day of the first calendar quarter of Purchaser's operations commencing on or after the Closing Date. For example, if the Closing Date is March 31, 2003, Earn Out Period One is the twelve-month period beginning on April 1, 2003 and ending on March 31, 2004. If the Closing Date is April 15, 2003, Earn Out Period One is the twelve-month period beginning on July 1, 2003, and ending on June 30, 2004.

     "Earn Out Period Two" is the twelve-month period following Earn Out Period One.

     "Earn Out Period Three" is the twelve-month period following Earn Out Period Two.

     "Earn Out Report" shall have the meaning set forth in Section 1.5(a).

     "EBITDA" shall have the meaning given such term on Exhibit 10.0.

     "Employment Agreement" shall have the meaning set forth in the Recitals.

     "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

     "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, now or in the past, or
(ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Law" shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

     "Escrow Agent" has the meaning given such term in Section 1.6 hereof.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Financial Statements" shall have the meaning set forth in Section 4.4(a).

     "Finally Determined Damages" shall have the meaning set forth in Section
9.5.

     "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

     "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business at customary or prevailing costs and other terms and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing and/or capital leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Encumbrances on any property and
(vi) all guarantee obligations.

     "Indemnified Party" shall have the meaning set forth in Section 9.2(c).

     "Indemnifying Party" shall have the meaning set forth in Section 9.4.

     "IP Rights" shall mean all rights in Copyrights, Patents, Trade Secrets, Trademarks, Domain Names and any other form of proprietary or exclusionary right in any jurisdiction.

     "IRS" shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge." Each Seller will be deemed to have "Knowledge" of a particular fact or other matter if such Seller is actually aware, or by conducting a reasonable investigation should have become aware.

     "Law" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Lease" shall mean each lease, sublease, license or other occupancy agreement (as amended, modified or supplemented thereto) pursuant to which the Company leases, subleases, possesses, operates or otherwise occupies any real or personal property.

     "Leased Real Property" shall have the meaning set forth in Section 4.9.

     "Liabilities" shall mean liabilities and obligations, secured or unsecured, whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown and whether or not due, including liabilities for Taxes and all off-balance sheet liabilities and obligations.

     "License Agreements" shall mean all agreements (including, without limitation, license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, other than licenses for personal computer software that is generally available on nondiscriminatory terms and has an individual acquisition cost of $5,000 or less per software package) to which the Company is a party, granting or obtaining or restricting any right in any Company IP Rights, or pursuant to which the Company might become so bound or restricted upon occurrence of a condition precedent.

     "Material Adverse Change" shall have the meaning set forth in Section 4.28.

     "Material Adverse Effect" shall mean any event, circumstance, change or effect that, when taken individually or together with all other adverse events, circumstances, changes or effects, is or poses a substantial risk (but not necessarily a probability) of being materially adverse to the business, properties, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or on the ability of the Company to consummate the Transactions.

     "Materials of Environmental Concern" shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

     "Non-Compete Agreement" shall have the meaning set forth in the Recitals.

     "Non-Convertible Promissory Note" shall have the meaning set forth in
Section 2.3(a)(ii).

     "Notice of Claim" shall have the meaning set forth in Section 9.5.

     "Objection Notice" shall have the meaning set forth in Section 1.3(a).

     "Open Claim" shall have the meaning set forth in Section 9.6(b).

     "Organizational Documents" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization, operating agreement and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     "Patents" shall mean all U.S. and foreign patents (including, without limitation, provisionals, utility patents, divisionals, continuations, continuations-in-part, renewals, reissues, reexaminations, extensions), including all rights to apply for, applications for, and any issuances or registrations of the foregoing.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Period One EBITDA" shall have the meaning set forth in Section 1.4(b).

     "Period Two EBITDA" shall have the meaning set forth in Section 1.4(c).

     "Period Three EBITDA" shall have the meaning set forth in Section 1.4(d).

     "Permits" shall have the meaning set forth in Section 4.4.

     "Permitted Liens" shall mean (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or materially impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto. All Permitted Liens are listed on Part 4.9 of the Disclosure Schedule.

     "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     "Plan" shall mean each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(3) of ERISA), whether formal or informal, written or oral and whether legally binding or not, that is sponsored, maintained or contributed to or was sponsored, maintained or contributed to at any time by the Company or by any trade or business, whether or not incorporated which together with the Company would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") for the benefit of any employee, former employee, consultant, officer, or director of the Company.

     "Proceeding" shall have the meaning set forth in Section 4.13.

     "Promissory Notes" shall have the meaning set forth in Section 2.3(a)(iii).

     "Purchase Price" shall have the meaning set forth in Section 1.2(a).

     "Purchaser" shall have the meaning set forth in the preamble.

     "Purchaser Disclosure Schedule" shall have the meaning set forth in Article V.

     "Purchaser Indemnified Parties" shall have the meaning set forth in Section 9.2(a).

     "Real Property" shall mean all real property that is or has been owned or used by the Company or that is reflected as an asset of the Company on the Balance Sheet.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities" shall have the meaning set forth in Section 3.1(f).

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Seller" and "Sellers" shall have the meaning set forth in the preamble.

     "Seller Representative" shall have the meaning set forth in Section 9.8.

     "Seller's Shares" shall have the meaning set forth in Section 3.1.

     "Severally" means the pro rata share of the Sellers' ownership of the Company and as set forth: Robert Frauenheim - 27.95%; Daniel Frauenheim - 21.03%; and Christina Corley - 51.02%.

     "Shares" shall have the meaning set forth in the Recitals.

     "Shareholders' Equity of the Business" means the sum of common stock, paid in capital, retained earnings, and year-to-date earnings as of the Closing Date, all as set forth in the Closing Balance Sheet.

     "Software" shall mean all computer systems, applications, programs (including all source code and object code), databases, compilations and data collections (whether in human-readable or machine-readable form), and all documentation related to any of the foregoing.

     "Spousal Consent" means the consent of the spouse of a Seller in the form of attached Exhibit 2.2(c).

     "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (or manager or managing member, in the case of a limited liability company) (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

     "Target EBITDA" shall have the meaning set forth on Exhibit 10.0.

     "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding, e.g., employment taxes), including any interest, additions to tax, or penalties applicable thereto.

     "Tax Authority" shall mean the Internal Revenue Service and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

     "Tax Return" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto or required to be filed with a Tax Authority.

     "Threshold EBITDA" shall have the meaning set forth on Exhibit 10.0.

     "Trademarks" shall mean U.S. and foreign trademarks, trade dress, service marks, designs, logos, slogans, trade names, corporate names and general intangibles of like nature, together with goodwill, and all registrations and applications to register the foregoing.

     "Trade Secrets" shall mean all rights in U.S. and foreign trade secrets and other proprietary or confidential information, in any format, whether tangible or intangible. For example and without limitation, trade secrets includes all subject matter that derives independent economic value, actual or potential, from not being generally known to and not being readily ascertainable without improper means by, other parties. Trade Secrets also include all rights associated with non-public or unregistered Patents and Copyrights.

     "Transactions" shall mean all the transactions provided for or contemplated by this Agreement and the other Documents.

     Section 10.2 Interpretation.

     (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

     (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

     (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

     (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

     (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.1 Fees and Expenses. The Purchaser shall pay all of its costs and expenses incurred in connection with this Agreement and the consummation of the Transactions. The Company's fees and expenses related to the Transaction, including all legal, accounting, financial advisory fees and expenses, finder's fees, brokers or agent's fees or commissions, shall be borne by the Sellers. The Sellers shall pay all costs and expenses incurred by each of the Sellers in connection with this Agreement and the consummation of the Transactions either directly or as an expense of the Company as long as the Shareholder's Equity of the Business does not go below $3,318,000.

     Section 11.2 Transfer Taxes. If the sale of the Shares triggers a transfer or excise tax for which the Sellers are primarily responsible under law, the Sellers will pay any and all such taxes. If the sale of the Shares triggers a transfer or excise tax for which the Purchaser is primarily responsible under law, the Purchaser will pay any and all such taxes.

     Section 11.3 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Purchaser and the Sellers expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

     Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, faxed (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    if to the Purchaser, to:

    Zones, Inc.
    707 South Grady Way
    Renton, WA 98055
    Attention: Firoz Lalji
    Telephone: (425) 430-3206
    Fax: (425) 430-3626

    with a copy to:

    Gray Cary Ware & Freidenrich LLP
    701 Fifth Avenue, Suite 7000
    Seattle, WA 98104
    Attention: John M. Steel, Esq.
    Telephone: (206) 839-4833
    Fax: (206) 839-4801

    if to the Sellers, at:

    Robert Frauenheim
    601 South Suffolk
    Lake Forest, IL 60045
    Fax: (847) 482-0086

    Daniel Frauenheim
    1920 North Clark, Apt 13A
    Chicago, IL 60614
    Fax: (312) 587-8091

    Christina Corley
    835 West Diversey, #9
    Chicago, IL 60614
    Fax: (773) 477-2880

    with a copy to:

    Riddell Williams, P.S.
    1001 4th Avenue Plaza, Suite 4500
    Seattle, WA 98154-1065
    Attention: Bruce Bjerke, Esq.
    Telephone: (206) 389-1760
    Fax: (206) 389-1708


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    if to the Seller Representative, at

    Christina Corley
    835 West Diversey, #9
    Chicago, IL 60614
    Fax: (773) 477-2880

     Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 11.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein and therein) and the Mutual Nondisclosure and Standstill Agreement, dated March 3, 2003, between certain the parties hereto, which is hereby incorporated by reference and made a party hereof and binding on all parties hereto: (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

     Section 11.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 11.8 Governing Law; Arbitration; Jurisdiction; Venue.

     (a) The parties agree that this Agreement, and any disputes arising under this Agreement, will be governed by and construed in accordance with the laws of the state of Washington, without giving effect to any conflict of laws principles to the contrary; and

     (b) Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof that cannot be settled by mutual agreement (except for actions by any party seeking exclusively injunctive relief) shall be exclusively subject to arbitration. Any party who is aggrieved shall deliver a notice to the other parties hereto setting forth the specific points in dispute. Any points remaining in dispute 20 calendar days after the giving of such notice shall be submitted to binding arbitration as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"), before a single arbitrator appointed in accordance with AAA Rules. Such arbitration shall be held in Seattle, Washington. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction. Subject to the other terms of this Subsection (b), the parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement. Notwithstanding any other provision of this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys' fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne 50% by the Purchaser, on the one hand, and 50% by the Company or, if the Closing has occurred, by the Sellers, jointly and severally, on the other hand, and each such party will bear the fees and expenses of its own attorneys. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than actions for exclusively injunctive relief and post-arbitration actions seeking to enforce an arbitration award. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration, or the status or resolution thereof; provided, that the Purchaser may make such disclosure to the extent it is required to disclose such matters under applicable securities or accounting rules, as advised by its counsel.

     Section 11.9 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     Section 11.10 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 11.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that the Purchaser may assign, any or all of its rights and interests hereunder to any Affiliate of the Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 11.12 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     Section 11.13 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.


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


     IN WITNESS WHEREOF, the Purchaser, the Sellers, the Company and the Seller Representative have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

    PURCHASER:

    Zones, Inc.



        By: /s/ RONALD P. MCFADDEN
            -------------------------------------------
      Name: Ronald P. McFadden
            -------------------------------------------
     Title: SVP & Chief Financial Officer
            -------------------------------------------


    SELLERS:

        By: /s/ CHRISTINA CORLEY
            -------------------------------------------
            Christina Corley


        By: /s/ ROBERT FRAUENHEIM
            -------------------------------------------
            Robert Frauenheim, individually and as Trustee
            of the Robert Frauenheim Declaration of Trust
            Dated September 17, 1997


        By: /s/ DANIEL FRAUENHEIM
            -------------------------------------------
            Daniel Frauenheim

    COMPANY:

    Corporate PC Source, Inc.



        By: /s/ CHRISTINA CORLEY
            -------------------------------------------
      Name: Christina Corley
            -------------------------------------------
     Title: President & Chief Executive Officer
            -------------------------------------------


    SELLER REPRESENTATIVE:



        By: /s/ CHRISTINA CORLEY
            -------------------------------------------
            Christina Corley


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